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                                                                     Exhibit 5.1

                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]

                                                              September 12, 2002

American Seafoods Group LLC
American Seafoods, Inc.
Market Place Tower
2025 First Avenue
Seattle, Washington 98121

                       Registration Statement on Form S-4
                       of American Seafoods Group LLC and
                             American Seafoods, Inc.

Ladies and Gentlemen:

         We have acted as special counsel to American Seafoods Group LLC, a Delaware corporation, and its wholly-owned subsidiary American Seafoods, Inc., a Delaware corporation (collectively, the "Issuers") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed exchange by the Issuers of $175,000,000 aggregate principal amount of the Issuers' 10 1/8% Senior Subordinated Notes due 2010 issued on April 18, 2002 (the "Existing Notes") for $175,000,000 aggregate principal amount of their 10 1/8% Senior Subordinated Notes due 2010, which are to be registered under the Act (the "New Notes"). The New Notes will be guaranteed by the Guarantors listed on Schedule A (such guarantees, the "New Guarantees"). The New Notes are to be issued and the New Guarantees will be given pursuant to the Indenture, dated as of April 18, 2002 (the "Indenture"), among the Issuers, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents (except with respect to the Issuers and the Guarantors), the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon representations, statements and certificates of or from public officials and of or from officers and representatives of the Issuers, the Guarantors and others. With your permission, for purposes of the opinion

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expressed herein, we have assumed that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (iii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

         Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

                  1. When executed by the Issuers and authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be validly issued and will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

                  2. Upon the execution, authentication and issuance of the New Notes in accordance with the Indenture and the delivery of the New Notes in exchange for the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

         The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

         We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,

                                                /s/ DEBEVOISE & PLIMPTON



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                                                                      Schedule A

American Seafoods Company LLC

American Challenger LLC

American Dynasty LLC

American Triumph LLC

Ocean Rover LLC

Northern Eagle LLC

Northern Hawk LLC

Northern Jaeger LLC

Katie Ann LLC

American Seafoods Processing LLC

American Seafoods International LLC

The Hadley Group LLC

New Bedford Seafoods LLC

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